EXHIBIT 1.1

                                                                    EXECUTION




                       FIRSTPLUS HOME LOAN TRUST 1998-1

                           ASSET-BACKED SECURITIES


                               TERMS AGREEMENT
                              ---------------
                         (to Underwriting Agreement,
                             dated June 12, 1997
             among the Company, FFI, FFG and the Representative)


FIRSTPLUS Investment Corporation                             January 30, 1998
3773 Howard Hughes Parkway
Suite 300N
Las Vegas, Nevada  89109

FIRSTPLUS Financial Inc.
1600 Viceroy
Dallas, Texas 75235


          This letter supplements and modifies the captioned Underwriting Agreement (the "Underwriting Agreement") with respect to the Series 1998-1 Securities solely as it relates to the purchase and sale of such Offered Securities described below. The Series 1998-1 Securities are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-26527). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

          Section 1.     The Home Loan Pool:  The Series 1998-1 Securities
                         ------------------
shall evidence the entire beneficial ownership interest in a mortgage pool (the "Home Loan Pool") of mortgage loans (the "Home Loans") having the characteristics described in the Prospectus Supplement dated the date hereof.

          Section 2.     The Securities:  The Offered Securities shall be
                         --------------
issued as follows:

          (a)  Classes:  The Offered Securities shall be issued with the
               -------
following Class designations, interest rates and principal balances, subject In the aggregate to the variance referred to in the Prospectus Supplement:

                                           Principal             Interest          Class Purchase
             Class                         Balance               Rate(1)         Price Percentage
        Class A-1 Notes                 $126,758,000               (2)               99.90000%
        Class A-2 Notes                 $43,036,000               5.97%              99.86001%
        Class A-3 Notes                 $ 80,263,000              6.04%              99.82022%
        Class A-4 Notes                 $ 25,881,000              6.20%              99.78588%
        Class A-5 Notes                 $ 21,180,000              6.25%              99.74885%
        Class A-6 Notes                 $ 33,700,000              6.61%              99.67523%
        Class A-7 Notes                 $ 20,746,000              6.88%              99.63571%
        Class A-8 Notes                 $ 20,873,500              7.09%              99.56857%
        Class M-1 Notes                 $ 66,912,500              6.95%              99.27109%
        Class M-2 Notes                 $ 29,037,500              7.15%              99.22966%


____________________
(1) The Interest Rate will be increased by 0.50% beginning after the Initial Call Date, as defined in the Memorandum.
(2) Interest will accrue on the Class A-1 Notes with respect to each Payment Date at a per annum rate equal to LIBOR for the related Accrual Period plus 0.14%, subject to a maximum rate equal to the Net Weighted Average Rate. Capitalized terms are as defined in the Prospectus Supplement.

     Each of the Underwriters agrees, severally and not jointly, subject to the terms and provisions herein and of the captioned Underwriting Agreement, to purchase the principal balances of the Classes of Series 1998-1 Securities specified opposite its name below.

                                                        Merrill Lynch,
         PaineWebber   Bear, Stearns  Deutsche Morgan   Pierce, Fenner
Class    Incorporated  & Co. Inc.     Grenfell Inc.     & Smith Incorporated
-----    ------------  -------------  ---------------   --------------------

Class A-1 $31,689,500   $31,689,500    $31,689,500      $31,689,500
Notes

Class A-2 $10,759,000   $10,759,000    $10,759,000      $10,759,000
Notes

Class A-3 $20,065,750  $20,065,750    $20,065,750       $20,065,750
Notes

Class A-4 $6,470,250    $6,470,250     $6,470,250        $6,470,250
Notes

Class A-5 $5,295,000    $5,295,000     $5,295,000        $5,295,000
Notes

Class A-6 $8,425,000    $8,425,000     $8,425,000        $8,425,000
Notes

Class A-7 $5,186,500    $5,186,500     $5,186,500        $5,186,500
Notes

Class A-8 $5,218,375    $5,218,375     $5,218,375        $5,218,375
Notes

Class M-1 $16,728,125  $16,728,125    $16,728,125       $16,728,125
Notes

Class M-2 $7,259,375    $7,259,375     $7,259,375        $7,259,375
Notes

          (b) The Offered Securities shall have such other characteristics as described in the Prospectus Supplement.

          Section 3.     Purchase Price:  The Purchase Price for each Class
                         --------------
of the Offered Securities shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial class principal balance thereof.

          Section 4.     Required Ratings:  The Offered Securities, other
                         ----------------
than the Class M-1 and Class M-2 Notes, shall have received Required Ratings of at least "AAA" by each of Duff & Phelps Credit Rating Co. ("DCR"), Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and Fitch IBCA, Inc. ("Fitch" and, together with DCR and S&P, the "Rating Agencies"). The Class M-1 and Class M-2 Notes and shall have received Required Ratings of at least "AA" and "A", respectively, from each of the Rating Agencies.

          Section 5.     Underwriter-Provided Information:  The Company
                         --------------------------------
acknowledges that the information set forth in (a) the first sentence of the last paragraph on the cover page of the Prospectus Supplement, (b) the first sentence of the last paragraph on page "iii" of the Prospectus Supplement,
(c) the first table under the caption "Underwriting" and the first paragraph immediately thereafter in the Prospectus Supplement and (d) the second table under the caption "Underwriting" and the first, second and fifth paragraphs immediately thereafter in the Prospectus Supplement, as such information relates to the Securities, constitute the only information furnished in writing by or on behalf of the Underwriters for inclusion in such Prospectus Supplement.

          Section 6.     Location of Closing:  Brown & Wood LLP, 815
                         -------------------
Connecticut Avenue, N.W., Washington, D.C. 20006.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriters and the Company.

                         Very truly yours,

                         PAINEWEBBER INCORPORATED
                         as Representative of the several Underwriters



                         By:  /s/ James Rothman
                              ---------------------------------------------
                              Name:  James Rothman
                              Title: Vice President

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRSTPLUS INVESTMENT CORPORATION


By:  /s/ Lee Reddin
     ---------------------------------------------
     Name:     Lee F. Reddin
     Title:    Vice President


FIRSTPLUS FINANCIAL INC.


By:  /s/ Lee F. Reddin
     ---------------------------------------------
     Name:     Lee F. Reddin
     Title:    Vice President


Acknowledged by:



FIRSTPLUS FINANCIAL GROUP, INC.


By:  /s/ Christopher J. Gramlich
     ---------------------------------------------
     Name:     Christopher J. Gramlich
     Title:    Senior Vice President